EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      among

                                   AT&T CORP.,

                                   KIRI INC.,

                                  FRANTIS, INC.

                                       and

                              FIRSTCOM CORPORATION

                          Dated as of November 1, 1999

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                                TABLE OF CONTENTS
                                                                                                      PAGE
ARTICLE I            THE MERGER..........................................................................2
       1.1.          The Merger..........................................................................2
       1.2.          Closing.............................................................................2
       1.3.          Effective Time of the Merger........................................................2
       1.4.          Certificate of Incorporation and By-Laws............................................3
       1.5.          Directors; Officers.................................................................3

ARTICLE II           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                     THE CONSTITUENT CORPORATIONS; EXCHANGE
                     OF CERTIFICATES.....................................................................3
       2.1.          Effect on Capital Stock.............................................................3
       2.2.          Delivery of Certificates............................................................4
       2.3.          Company Stock Options...............................................................7

ARTICLE III          REPRESENTATIONS AND WARRANTIES......................................................8
       3.1.          Representations and Warranties of the Company.......................................8
       3.2.          Representations and Warranties of Parent...........................................22

ARTICLE IV           COVENANTS..........................................................................26
       4.1.          No Solicitation....................................................................26
       4.2.          Conduct of Business................................................................27
       4.3.          Filings; Other Action..............................................................32
       4.4.          Access to Information; Pre-Closing Review..........................................33
       4.5.          Publicity..........................................................................34
       4.6.          Further Action.....................................................................34
       4.7.          Insurance; Indemnity...............................................................35
       4.8.          Shareholder Approval; Preparation of Proxy Statement...............................35
       4.9.          Certain Tax Matters................................................................36
       4.10.         Senior Notes.......................................................................37
       4.11.         Ancillary Agreements...............................................................38
       4.12.         Netstream Purchase Price Adjustment................................................38
       4.13.         Conduct of Business of RV and Netstream............................................38
       4.14.         RV Public Shares...................................................................41
       4.15.         Credit Facility....................................................................41

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
ARTICLE V            CONDITIONS.........................................................................41
       5.1.          Conditions to Each Party's Obligations.............................................41
       5.2.          Additional Conditions to Obligations of Parent, RV and
                     Merger Sub.........................................................................42
       5.3.          Additional Conditions to Obligations of the Company................................44

ARTICLE VI           TERMINATION........................................................................45
       6.1.          Termination........................................................................45
       6.2.          Effect of Termination..............................................................47

ARTICLE VII          GENERAL PROVISIONS.................................................................47
       7.1.          Nonsurvival of Representations and Warranties......................................47
       7.2.          Amendment..........................................................................47
       7.3.          Extension; Waiver..................................................................48
       7.4.          Notices............................................................................48
       7.5.          Assignment; Binding Effect.........................................................49
       7.6.          Entire Agreement...................................................................49
       7.7.          Fees and Expenses..................................................................49
       7.8.          Governing Law......................................................................50
       7.9.          Headings...........................................................................50
       7.10.         Interpretation.....................................................................50
       7.11.         Investigations.....................................................................51
       7.12.         Severability.......................................................................51
       7.13.         Enforcement of Agreement...........................................................51
       7.14.         Counterparts.......................................................................51

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         AGREEMENT AND PLAN OF MERGER, dated as of November 1, 1999
("AGREEMENT"), among AT&T Corp., a New York corporation ("PARENT"), Kiri Inc., a Delaware corporation ("RV"), Frantis, Inc., a Delaware corporation and wholly-owned subsidiary of RV ("MERGER SUB"), and FirstCom Corporation, a Texas corporation (the "COMPANY"). Certain capitalized terms used herein are defined in Schedule A attached hereto.

                                    RECITALS

           A. Each of Parent, RV, Merger Sub and the Company desire to enter into the business combination transaction described herein, in which the Company would merge with and into Merger Sub (the "MERGER").

           B. The Boards of Directors of Parent and the respective Boards of Directors or shareholders (as the case may be) of each of RV and Merger Sub have duly adopted resolutions approving the transactions contemplated hereby.

           C. The Board of Directors of the Company, acting on the recommendation of a special committee of independent directors, has approved this Agreement and the Merger, has determined by unanimous resolution that the Merger is in the best interests of the Company and its shareholders and intends to recommend to the shareholders of the Company that they vote to approve the Merger.

           D. Concurrently with the execution of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, certain shareholders of the Company have entered into a voting agreement, dated as of the date hereof (the "VOTING AGREEMENT"), among Parent and the several shareholders named therein, providing, among other things, that such shareholders will vote in favor of the Merger.

           E. JAMTIS, Inc., a Delaware corporation ("JAMTIS"), and an indirect wholly-owned subsidiary of Parent, has entered into agreements (the "NETSTREAM ACQUISITION AGREEMENTS") to acquire quotas (the "NETSTREAM SHARES") representing 100% of the outstanding equity interest in Netstream Telecom Ltda., a Brazilian company ("NETSTREAM").

           F. Parent intends to cause Jamtis to merge with a wholly-owned subsidiary of RV, such that, following such merger, (I) Jamtis will be a direct wholly-owned subsidiary of RV, and (II) Netstream will be an indirect wholly-owned subsidiary of RV.

           G. Pursuant to the Netstream Acquisition Agreements, Promon Tecnologia S.A., a Brazilian corporation (sociedade anonima) (together with its affiliates, "PROMON")

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has agreed to purchase, prior to the Closing a 10% interest in the capital of
RV, in the form of RV Class A Shares.

           H. Each of Parent, RV, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

           I. Each of Parent, RV, Merger Sub and the Company intend that, immediately following the Effective Time, on a fully-diluted basis, (I) the former shareholders of the Company will own, collectively, approximately 34% of the shares of common stock of RV, in the form of RV Class A Common Stock or RV Preferred Stock, as the case may be, (II) Promon will own, directly or indirectly, approximately 6% of the shares of common stock of RV, in the form of RV Class A Common Stock, and (III) Parent will own, directly or indirectly, approximately 60% of the shares of common stock of RV, in the form of RV Class B Common Stock (as defined herein).

           NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

           I.1. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable state corporation laws, the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3 below). Upon the Effective Time, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "SURVIVING CORPORATION").

           I.2. CLOSING. Unless this Agreement shall have been terminated pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "CLOSING") shall take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in
Article V (the "CLOSING DATE"), at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

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           I.3. EFFECTIVE TIME OF THE MERGER. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, the Surviving Corporation shall file a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL"). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME").

           I.4. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation following the Merger, until amended in accordance with the DGCL.

           I.5. DIRECTORS; OFFICERS. (a) The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           (b) The officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

           II.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any further act or deed on the part of Parent, RV, Merger Sub, the Company or any holder of any of the following securities:

           (a) COMMON STOCK OF THE COMPANY. Each issued and outstanding share of common stock, par value $0.001 per share, of the Company (together with any rights appurtenant thereto, "COMPANY COMMON STOCK") shall be converted into the right to receive one fully paid and non-assessable share of Class A common stock, par value $0.01 per share, of RV ("RV CLASS A COMMON STOCK").

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           (b) PREFERRED STOCK OF THE COMPANY. Each issued and outstanding share of Series A convertible preferred stock, par value $0.001 per share, of the Company ("PREFERRED STOCK") shall be converted into the right to receive one fully paid and non-assessable share of Series A convertible preferred stock, par value $0.001 per share, of RV ("RV PREFERRED STOCK").

           II.2. DELIVERY OF CERTIFICATES. (a) EXCHANGE AGENT; EXCHANGE FUND. As of the Effective Time, Parent and the Company shall cause to be deposited, with a bank or trust company designated by Parent (and reasonably acceptable to the Company) (the "EXCHANGE AGENT"), for exchange in accordance with this Article II, through the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, certificates representing the shares of RV Class A Common Stock issuable pursuant to Section 2.1 in exchange for issued and outstanding shares of Company Common Stock. All of such deposited certificates representing shares of RV Class A Common Stock, collectively, together with any dividends or distributions with respect thereto, are referred to hereinafter as the "EXCHANGE FUND."

           (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (collectively, the "CERTIFICATES"), (I) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in form and have such other provisions as Parent and the Company may reasonably specify) and (II) instructions to effect the surrender of the Certificates in exchange for certificates representing shares of RV Class A Common Stock. Upon surrender of one or more Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary or other reasonable documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of RV Class A Common Stock which such holder has the right to receive in respect of the Certificates surrendered by such holder pursuant to the provisions of this Article II, and the Certificates so surrendered shall forthwith be cancelled. In the event of transfer of ownership of Company Common Stock which is not registered in the transfer of records of the Company, a certificate representing the proper number of shares of RV Class A Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any

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time after the Effective Time to present only the right to receive upon such surrender a certificate representing shares of RV Class A Common Stock, and cash in lieu of any fractional shares of RV Class A Common Stock as contemplated by this Section 2.2.

           (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to RV Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of RV Class A Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall have duly surrendered such Certificate in accordance with Section 2.2(b). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of RV Class A Common Stock issued in exchange therefor, without interest, (I) at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable with respect to a fractional share of RV Class A Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of RV Class A Common Stock, and (II) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of RV Class A Common Stock.

           (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of RV Class A Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

           (e) TREATMENT OF FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of RV Class A Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

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           (ii) As promptly as practicable following the Effective Time, the
Exchange Agent will determine the excess of (x) the aggregate number of shares of RV Class A Common Stock delivered to the Exchange Agent over (y) the aggregate number of whole shares of RV Class A Common Stock to be distributed in connection with the Merger (such excess being referred to herein as the "EXCESS SHARES"). Following the Effective Time, Parent and RV will cause the Exchange Agent, on behalf of the former stockholders of the Company, to sell the Excess Shares at then-prevailing prices on the securities exchange on which they are listed in the manner provided in clause (iii) of this Section.

           (iii) The sale of the Excess Shares by the Exchange Agent will be executed through one or more member firms and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time, as, in its sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such holders (the "EXCESS SHARES Trust"). All commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of Excess Shares shall be paid by RV. The Exchange Agent will determine the portion of the Excess Shares Trust to which each holder of Company Common Stock, is entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Excess Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all such shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled pursuant to the Merger are entitled pursuant to the Merger PROVIDED, that no holder of Company Common Stock will be entitled to receive cash in an amount equal to or greater than the value of one full share of RV Class A Common Stock.

           (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent will make available such amounts to such holders.

           (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to RV upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to RV for payment of their claim for RV Class A Common Stock, any cash in lieu of

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fractional shares of RV Class A Common Stock and any dividends or distributions with respect to RV Class A Common Stock.

           (g) NO LIABILITY. None of Parent, RV and the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or RV Class A Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (h) WITHHOLDING RIGHTS. RV or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, or any court order. To the extent that amounts are so withheld by RV or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by RV or the Exchange Agent.

           II.3. COMPANY STOCK OPTIONS. (a) Each option (each, a "COMPANY STOCK OPTION" and collectively, the "COMPANY STOCK OPTIONS") to purchase shares of Company Common Stock granted under the Company's long-term incentive plans and directors stock option plans or pursuant to the authority of the Board of Directors of the Company that is outstanding immediately prior to the Closing Date shall be deemed to constitute an option to acquire one share of RV Class A Common Stock (each, an "ASSUMED AWARD"), PROVIDED that any fractional share of RV Class A Common Stock resulting from an aggregation of all of the shares of a holder subject to Company Stock Options shall be rounded to the nearest whole share, and PROVIDED, FURTHER, that, for any Company Stock Option to which
Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. Each such Assumed Award, to the extent permissible under Section 424(a) of the Code, shall thereafter be exercisable until the end of the period during which the Company Stock Option was exercisable and shall otherwise have terms no less favorable to the holder thereof than the original Company Stock Option.

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           (b) RV shall take such actions as are necessary for the assumption of
Company Stock Options pursuant to this Section 2.3, including the reservation, issuance and listing of RV Class A Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.3. RV shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act (as defined herein), with respect to the shares of RV Class A Common Stock subject to the Assumed Awards and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective by Closing Date and to maintain the effectiveness of such Assumed Awards (and to maintain the current status of the prospectus contained therein) for so long as such Assumed Awards remain outstanding. With respect to those individuals, if any, who, subsequent to the Closing, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, RV shall use its reasonable efforts to administer Company Stock Options assumed pursuant to this Section 2.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act (as defined herein).

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

           III.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent, RV and Merger Sub as of the date hereof and as of the Closing Date as follows:

           (a) EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (II) duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or (to the extent the concepts of "qualified to do business" and "good standing" exist) any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on
(X) the business, operations, results of operations, assets or financial condition of the Company or any Subsidiary, or (Y) the ability of the Company to perform its obligations under this Agreement or any Ancillary Agreement (any of the foregoing events or circumstances being referred to herein as a "MATERIAL ADVERSE EFFECT"). Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its

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business as now conducted and proposed to be conducted as discussed in the
Company Reports (as defined below). The Company has delivered to Parent true and correct copies of the Certificate of Incorporation and By-Laws of the Company and of the comparable organizational documents of each Subsidiary of the Company, each of which is in full force and effect.

           (b) AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and such Ancillary Agreements, the performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other action on the part of the Company or any shareholder thereof is necessary to authorize the execution and delivery by the Company of this Agreement or such Ancillary Agreements, to perform the obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby (other than the approval of this Agreement and the Merger by the holders of a majority of the shares of Company Common Stock). The Board of Directors of the Company, acting on the recommendation of a duly constituted special committee of independent directors, has duly adopted resolutions determining that the Merger is advisable and the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and the Company's shareholders. This Agreement has been, and upon execution as contemplated herein, each Ancillary Agreement to which the Company is a party, will have been, duly and validly executed and delivered by the Company, and (assuming due execution and delivery of this Agreement and each of such Ancillary Agreements by each other party hereto and thereto) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

           (c) COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.1(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("LAWS") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "GOVERNMENTAL ENTITY") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

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           (d) CAPITALIZATION OF THE COMPANY. (i) As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock and (A) 24,376,556 shares of Company Common Stock are issued and outstanding, (B) 1,313,086 shares of Preferred Stock are issued and outstanding, (C) options to purchase an aggregate of 10,578,500 shares of Company Common Stock are outstanding (the "OPTIONS"), 10,578,500 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options and 300,000 shares are reserved for future grants under all stock option or other incentive plans or arrangements of the Company (the "COMPANY STOCK PLANS"), and there are no stock appreciation rights or limited stock appreciation rights or other equity-related rights or awards outstanding other than the Options, (D) warrants to purchase 5,758,771 shares of Company Common Stock are outstanding (the "WARRANTS"), and 5,758,771 shares are reserved for issuance upon the exercise of the Warrants, and (E) no shares of Company Common Stock or Preferred Stock are held by the Company's Subsidiaries or in treasury. Except for the Warrants, the Options and the shares of Preferred Stock outstanding, the Company has no outstanding bonds, debentures, notes or other obligations, instruments or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Schedule 3.1(d) of the Disclosure Letter sets forth for each Option and Warrant outstanding as of the date hereof, (I) its exercise price, (II) its expiration date, (III) the first date upon which it becomes exercisable, and (IV) the number of shares of Company Common Stock (or other securities) for which it is exercisable.

           (ii) Except as set forth on Schedule 3.1(d)(ii), of the Disclosure Letter, since June 30, 1999 the Company has not (A) issued any shares of its capital stock, (B) granted any options or warrants to purchase any shares of its capital stock or (C) split, combined or reclassified any shares of its capital stock. All issued and outstanding shares of Company Common Stock and Preferred Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

           (iii) Except for the Options, the Warrants, the outstanding shares of Preferred Stock and the rights (the "COMPANY RIGHTS") distributed to holders of Company Common Stock pursuant to the Rights Agreement, dated as of April 1, 1998 (in the form attached as Exhibit 2.1 to the SEC Form 8-A filed by the Company on April 3, 1998), between the Company and American Stock Transfer & Trust Company (the "RIGHTS AGREEMENT"), and except as set forth in this Section 3.1(d) or in
Schedule 3.1(d) of the Disclosure Letter, there are no other shares of capital stock of the Company, no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the

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Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. Except as set forth in the certificate of designation relating to the outstanding shares of Preferred Stock, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and, other than outstanding Options, there are no awards outstanding under any Company Stock Plans or any other outstanding stock-related awards. There are no voting agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party (or, to the knowledge of the Company, to which any two or more shareholders are parties, other than the Voting Agreement) with respect to the voting of capital stock of the Company or any of its Subsidiaries.

           (e) SUBSIDIARIES. Schedule 3.1(e) of the Disclosure Letter sets forth for each Subsidiary of the Company: (I) its name and jurisdiction of incorporation or organization; (II) its authorized capital stock or share or equity capital; (III) the number of issued and outstanding shares of capital stock or equity capital; and (IV) the legal and beneficial owner or owners of such shares. Except as set forth on Schedule 3.1(e) of the Disclosure Letter, each of the outstanding shares of capital stock or other equity interest of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances (collectively, "ENCUMBRANCES"). Except for interests in the Company's Subsidiaries or as set forth on Schedule 3.1(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, firm, partnership, limited liability company, joint venture, business, association, trust, business trust or other entity (each individually, along with any natural person and any Government Entity, a "PERSON").

           (f) NO VIOLATION; CONSENTS. (i) Except as set forth on Schedule 3.1(f) of the Disclosure Letter, neither the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements nor the consummation by the Company of the transactions contemplated hereby or thereby will: (A) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-Laws (or comparable organizational documents) of the Company or any of its Subsidiaries; (B) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, Permit, lease, contract, plan, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of their respective properties is bound, or under which the Company or any of its Subsidiaries or any of their respective properties is entitled to a benefit (each of the foregoing, to the extent the same have any continuing force or effect, a "CONTRACT" and collectively, "CONTRACTS"), except for any of the foregoing matters which, individually or in the aggregate, would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby (a "MATERIAL DELAYING EFFECT"); or (C) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets or properties, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect.

           (ii) Except as set forth on Schedule 3.1(f) of the Disclosure Letter, and other than the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), the Securities Act of 1933, as amended (with respect to the Registration Statement) or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in the Disclosure Letter relating to this clause (ii), the other filings referred to in this clause (ii) and the Other Antitrust Filings and Consents required or permitted to be made or obtained, collectively, the "REGULATORY FILINGS"), neither the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements nor the consummation by the Company of the transactions contemplated hereby or thereby will require any consent, approval or authorization of, or declaration, filing or registration with, (A) any Governmental Entity, including any such consent, approval, authorization, declaration, filing or registration under any Laws of any foreign jurisdiction relating to antitrust matters or competition ("FOREIGN ANTITRUST LAWS"), (B) any other Law of any foreign jurisdiction, or (C) any other Person, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect or a Material Delaying Effect.

           (g) COMPANY REPORTS; ABSENCE OF UNDISCLOSED LIABILITIES. (i) Each registration statement, report (including annual and quarterly reports), proxy statement or information statement (as defined under the Exchange Act) and all attachments and exhibits thereto prepared by the Company or relating to its securities or properties since January 1, 1997, each in the form (including all exhibits and amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, as amended or restated, the "COMPANY REPORTS"), as of their respective dates (or the respective dates of the latest amendments thereto or restatements thereof), (A) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT") and the Exchange Act and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference in the Company Reports fairly presented the financial position of the entity or entities to which it relates as of its date, and each of the consolidated statements of results of operations and consolidated statements of cash flows included in or incorporated by reference in the Company Reports fairly presented the results of operations or cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with United States generally accepted accounting principles consistently applied during the periods involved.

           (ii) Except as set forth on Schedule 3.1(g) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether liquidated, accrued, contingent or otherwise, except (X) liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1999 included in the Company Reports and (Y) liabilities and obligations incurred in the ordinary course of business since that date which individually or in the aggregate would not have a Material Adverse Effect.

           (h) RIGHTS AGREEMENT; ABSENCE OF AFFILIATED SHAREHOLDER. (i) The Company has duly amended the Rights Agreement to provide that none of the approval, execution or delivery of this Agreement or the consummation of the Merger will cause (X) the Company Rights to become exercisable under the Rights Agreement, (y) Parent or Merger Sub (or any of their respective affiliates), to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (Z) result in the occurrence of a "Distribution Date" or "Triggering Event" (as defined, respectively, in the Rights Agreement).

           (ii) No shareholder of the Company is or, at any time during the three-year period preceding the date hereof or the Effective Time, has been, an "affiliated shareholder" of the Company as such term is defined in Part Thirteen of the Texas Business Corporation Act.

           (i) LITIGATION. Except as disclosed in the Company Reports, there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "LITIGATION") by a third party (including a Governmental Entity) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than those which, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed in the Company Reports, no Governmental Entity has advised the Company or any of its Subsidiaries of an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries that the Company reasonably believes would be material.

           (j) ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company Reports or on Schedule 3.1(j) or 3.1(d) of the Disclosure Letter, since June 30, 1999, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not occurred (I) any Material Adverse Effect; (II) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries (other than Subsidiaries that, at all times since June 30, 1999, have been wholly-owned, directly or indirectly, by the Company) or any repurchase, redemption or any other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (III) any change in accounting principles, practices or methods used by the Company or any of its Subsidiaries; (IV) any entering into or amendment of any employment agreement, which is, or would be required to be, set forth on Schedule 3.1(m), with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable, or to become payable, by the Company or any of its Subsidiaries to, their respective directors, officers or employees; (V) any entering into or amendment of any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees; (VI) any revaluation by the Company or any of its Subsidiaries of any of their respective assets except for write-downs and write-offs not exceeding $500,000 or equivalent in the aggregate or for which specific reserves were made in the preparation of the consolidated balance sheet of the Company and its Subsidiaries, as at June 30, 1999, included in the Company Reports; (VII) any transaction or commitment made by the Company or any of its Subsidiaries to buy or sell any assets that are or would be material to the Company's business; or
(VIII) any other transaction or
event that, had it occurred after the date of this Agreement, would constitute a breach of the covenant set forth in Section 4.2(b).

           (k) TAXES. Except as set forth on Schedule 3.1(k) of the Disclosure
Letter:

           (i)(A) All Tax Returns relating to the Company and each of its Subsidiaries or the business or assets thereof that were required to be filed on or before the Closing Date have been duly and timely filed and are correct and complete in all material respects, (B) all Taxes shown as owing on such Tax Returns have been paid, and (C) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return which has not been filed.

           (ii)(A) All material Taxes that are or may become payable by the Company or any of its Subsidiaries or chargeable as an Encumbrance upon the assets thereof as of the Closing Date for which the filing of a Tax Return is not required have been duly and timely paid, (B) the Company and each of its Subsidiaries has duly and timely withheld all material Taxes required to be withheld in connection with the business or assets of such person, and such withheld Taxes have been either duly and timely paid to the proper governmental authorities or properly set aside in accounts for such purpose, and (C) the Company Reports reflect an adequate reserve for all material Taxes payable or asserted to be payable by the Company or any of its Subsidiaries for all taxable periods or portions thereof through the date of the most recent financial statements set forth therein.

           (iii) There has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of the Company or any of its Subsidiaries asserted, raised or, to the knowledge of the Company, threatened by any taxing authority.

           (iv) Schedule 3.1(k) of the Disclosure Letter lists all Income Tax Returns that have been filed with respect to the Company and any of its Subsidiaries for taxable periods ended on or after January 1, 1992 and that have not yet been audited or are currently the subject of audit.

           (v) Neither the Company nor any of its Subsidiaries has (A) waived any statute of limitations, (B) agreed to any extension of the period for assessment or collection or (C) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

           (vi)(A) There are no outstanding adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for Income Tax purposes applicable to the Company or any of its Subsidiaries required as a result of changes in methods of accounting effected on or before the Closing Date, and (B) no material elections for Income Tax purposes have been made by the Company or any of its Subsidiaries that are currently in force or by which the Company or any of its Subsidiaries is bound.

           (vii) Neither the Company nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, or (B) is or has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return.

           (l) EMPLOYEE BENEFIT PLANS. (i) Schedule 3.1(l) of the Disclosure Letter lists all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option plans, or any other employee benefit plan, program, agreement, or arrangement, whether written or unwritten and regardless of whether they are funded or unfunded or U.S. or non-U.S., with, for the benefit of, or covering employees or former employees of the Company and its Subsidiaries whether maintained by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries have any liability, including any "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("COMPANY BENEFIT PLANS"). The Company has provided Parent with a true and correct copy of each of the Company Benefit Plans (or a true and correct description of any unwritten Company Benefit Plan) and all contracts relating thereto, or to the funding thereof, and the two most recent annual reports and actuarial valuations (if applicable) relating to each Company Benefit Plan.

           (ii) The Company is not aware that any officer, executive or key employee or any group of employees of the Company or any of its Subsidiaries has any plans to terminate his, her or its employment.

           (iii) Each Company Benefit Plan and Employment Agreement conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws. No material liability has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any Company Benefit Plan and Employment Agreement except for benefits payable or contributions due under the terms of such plans or agreements, and full payment has been made of all amounts that the

Company or any of its Subsidiaries is required to have paid as contributions to each Company Benefit Plan and Employment Agreement. All Company Benefit Plans intended and Employment Agreements to satisfy applicable tax qualification requirements or other requirements necessary to secure favorable tax or other legal treatment comply in all material respects with such requirements, and adequate accruals for all obligations under the Company Benefit Plans and Employment Agreements are reflected in the financial statements of the Company. Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has ever maintained, contributed to or incurred or expects to incur any liability under Title IV of ERISA. Except as set forth on Schedule 3.1(l) of the Disclosure Letter, (A) the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee and (B) no payment or benefit which will or may be made by the Company, any of its Subsidiaries or Parent with respect to any employee, officer or director will constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

           (iv) Except as described in the Company Reports or listed on Schedule 3.1(l) of the Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in written form or, to the knowledge of the Company, in unwritten form) to any employee or former employee that such benefits would be provided. None of the Company Benefit Plans is a Multiemployer Plan or a Single Employer Plan within the meaning of ERISA.

           (m) LABOR AND EMPLOYMENT MATTERS. (i) Schedule 3.1(m) of the Disclosure Letter lists , as of October 15, 1999, each officer and employee of the Company and any of its Subsidiaries. Not more than 30 additional employees were hired by the Company and its Subsidiaries between October 15, 1999 and the date hereof. Except as set forth on Schedule 3.1(m) of the Disclosure Letter,
(I) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization; and (II) there is no (X) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (Y) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (Z) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. The Company and each of its Subsidiaries is in substantial compliance with all Laws regarding employment, employment practices, terms and conditions of employment and wages and hours.

           (ii) There are no pending or, to the knowledge of the Company, threatened claims for indemnification by the Company or any of its subsidiaries in favor of directors, officers, employees and agents of the Company or any of its Subsidiaries.

           (iii) Except for (a) any benefits to be provided to employees under any Company Benefit Plan, (b) any benefits to be provided to employees under any Employment Agreement and (iii) compensation payable in the ordinary course for services rendered within the payroll period immediately preceding the date hereof, the Company and its Subsidiaries have no liabilities with respect to any employees, other than as reflected in the Company Reports or on Schedule 3.1(m) of the Disclosure Letter.

           (n) BROKERS AND FINDERS. Except for CIBC World Markets Corp. pursuant to an engagement letter, a true and complete copy of which has previously been delivered to Parent, no broker, dealer or financial advisor is entitled to receive from the Company or any of its Subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

           (o) LICENSES AND PERMITS. Schedule 3.1(o) of the Disclosure Letter sets forth a complete and correct list of all licenses, concessions, permits, certificates of need, approvals and authorizations (collectively, "PERMITS") from all Governmental Entities held by the Company and its Subsidiaries. Such Permits are sufficient to enable the Company and its Subsidiaries to lawfully conduct their respective businesses as presently conducted in all material respects. No Permit listed, or required to be listed, on Schedule 3.1(o) of the Disclosure Letter is subject to revocation, forfeiture or renegotiation by virtue of any existing circumstances affecting the Company and its Subsidiaries or by virtue of the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby. There is no Litigation pending or, to the knowledge of the Company, threatened to modify or revoke any Permit, and no Permit is subject to any outstanding order, decree, judgment, stipulation, or investigation that would be likely to affect such Permit or the rights of the Company or any of its Subsidiaries thereunder, except for instances of any of the foregoing matters which, individually or in the aggregate, would not have a Material Adverse Effect.

           (p) ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.1(p) of the Disclosure Letter, and except where the failure of any of the following to be true and correct would not have a Material Adverse Effect:

           (i) The Company and its Subsidiaries are in compliance with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any properties or assets of the Company or any of its Subsidiaries ("COMPANY PROPERTY");

           (ii) There are no past, pending or, to the knowledge of the Company, threatened material Environmental Claims against the Company, any of its Subsidiaries or any Company Property; and

           (iii) There are no facts, circumstances, conditions or occurrences regarding any Company Property or any property adjoining or in the vicinity of any Company Property, that could reasonably be anticipated (i) to form the basis of a material claim under any Environmental Law against the Company, any of its Subsidiaries or any Company Property or (II) to cause such Company Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

           (q) MATERIAL CONTRACTS. Except as set forth on Schedule 3.1(q) of the Disclosure Letter, none of the Company and any of its Subsidiaries is bound by
(A) any agreement, contract or commitment providing for annual payments of more than $250,000, (B) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock providing for annual payments of more than $250,000, (C) any agreement, indenture or instrument relating to indebtedness providing for annual payments of more than $250,000, (D) any agreement or contract with any Affiliate providing for annual payments of more than $250,000,
(E) any interconnection agreement providing for annual payments of more than $250,000, (F) any employment, consulting, severance, "change of control" or other similar agreements, understandings or arrangements, whether written or unwritten, which cover any employee or former employee of the Company or any of its Subsidiaries (the "EMPLOYMENT AGREEMENTS"). The Company has provided Parent with a true and correct copy of each of the Employment Agreements (or a true and complete description of each unwritten Employment Agreement) (in each case, which may entitle any Person to receive payments from the Company or any of its Subsidiaries in excess of $100,000 per year) or any other similar type of contract, (G) any material license, contract or agreement transferring, providing for or restricting the use of, or settling any claim with respect to, any Intellectual Property, or (H) any agreement, contract or commitment limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or to otherwise acquire property or conduct business in any area. Except as otherwise set forth on Schedule 3.1(q) of the Disclosure Letter, each contract or agreement set forth on Schedule 3.1(q) of the Disclosure Letter (or required to be set forth in Section 3.1(q) of the Disclosure Letter) is in full force and effect and there exists no material default or material event of default or to the knowledge of each of the Company and each of its Subsidiaries, event, occurrence, condition or act (including the consummation of the Merger) which, with the giving of notice, the lapse of time or the happening of any other material event or condition, would become a default or event of default thereunder.

           (r) ASSETS. Except as set forth in the Company Reports, the Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), used or held for use in connection with, necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries (the "ASSETS"). The Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all Assets that are material to their respective businesses and operations, including but not limited to all such Assets reflected in the Company Reports or acquired since the date most recent thereof (except any that have been disposed of in the ordinary course of business after the date hereof and in accordance with this Agreement), in each case free and clear of any Encumbrance, except Permitted Encumbrances. The Company and its Subsidiaries have maintained all tangible Assets that are material to their respective businesses and operations in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible Assets are fully adequate and suitable for the purposes for which they are presently being used. Schedule 3.1(r) of the Disclosure Letter sets forth a list as of August 31, 1999 of all tangible Assets that are material to the business and operations of the Company and its Subsidiaries and identifies the location of such Assets.

           (s) INTELLECTUAL PROPERTY; TECHNOLOGY. (i) Except as otherwise indicated on Schedule 3.1(s) of the Disclosure Letter the Company and its Subsidiaries own the entire right, title and interest in and to the Marks, the Copyrights and the Patents free and clear of any Encumbrances except for Permitted Encumbrances. Each item that is indicated as registered on Schedule 3.1(s) of the Disclosure Letter has been duly registered, filed with or issued by the appropriate authorities in the countries indicated on Schedule 3.1(s) of the Disclosure Letter and to the knowledge of the Company, all such registrations, filings and issuances remain in full force and effect. Except as otherwise indicated on Schedule 3.1(s) of the Disclosure Letter, none of the Marks, the Copyrights or the Patents are the subject of any pending, or to the Company's knowledge, threatened opposition, interference, cancellation proceeding or other legal or governmental proceeding before a registration or issuing authority in any jurisdiction. Except as otherwise disclosed in Schedule 3.1(s) of the Disclosure Letter, the conduct of the business of the Company and its Subsidiaries as presently conducted does not infringe, violate, or constitute misappropriation of any Intellectual Property of any other Person, nor, since January 1, 1997, has the Company or any of its Subsidiaries received notice to the contrary from any Person. The Company and its Subsidiaries own or have the right to use through assignment, lease, license or other agreement all Intellectual Property necessary for the conduct of the business as presently conducted. Except as set forth in Schedule 3.1(s) of the Disclosure Letter, there are no pending, or to the Company's knowledge, threatened material claims by any Person for infringement of any Intellectual Property or unfair competition by the Company or any of its Subsidiaries. Except as set forth in
Schedule 3.1(s) of the Disclosure Letter, to the Company's knowledge no Person is infringing upon the Intellectual Property owned by, assigned to or subject to assignment of, the Company or any of its Subsidiaries, and the Company and its Subsidiaries are aware of no facts that would support such a claim. The consummation of the transaction contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' right to own or use any of the Intellectual Property necessary to the conduct of the business as presently conducted (including, but not limited to the Marks, the Copyrights and the Patents) nor will it require the consent of any governmental authority or third party.

           (ii) The costs to the Company and its Subsidiaries of reprogramming required to permit the proper functioning in and following the year 2000, of the
(I) computer systems and (II) equipment containing embedded microchips, in each case, owned or operated by the Company or any of its Subsidiaries and the testing of all such systems and equipment (including, without limitation, reprogramming errors) could, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect. Except for the cost of such of the reprogramming referred to in this Section 3.1(s) as may be necessary, the computer and management information systems of the Company and its Subsidiaries are sufficient to permit the Company and its Subsidiaries to conduct its business without material interruption arising out of any failure to be Year 2000 Compliant and without such conduct resulting in a Material Adverse Effect.

           (t) INSURANCE. All insurance policies maintained by or on behalf of any the Company or any Subsidiary are in full force and effect, and all premiums due thereon have been paid. The Company and each Subsidiary has complied in all material respects with the terms and provisions of such policies. The Company has delivered to Parent complete and correct copies of its directors and officers liability insurance policies, which policies are in full force and effect.

           (u) AFFILIATE TRANSACTIONS. Except as otherwise described in the Company's Proxy statement for its 1999 annual meeting of shareholders (the "1999 PROXY") or on Schedule 3.1(u) of the Disclosure Letter, each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction between the Company or any Subsidiary of the Company, on one hand, and any Person who is (or, at the time such agreement, contract, arrangement, understanding, transfer, commitment or transaction was entered into or made, was) a shareholder, director or employee of the Company or any Subsidiary of the Company (or other Person controlled, directly or indirectly, by any of the foregoing), on the other hand (collectively, "AFFILIATE TRANSACTIONS"), is on terms and conditions at least as favorable to the Company (or such Subsidiary, as the case may be) as would be obtainable by it in a comparable arm's-length transaction with a Person unrelated to any shareholder, director or employee of the Company or any of its Subsidiaries. All Affiliate Transactions having effect or outstanding as of the date hereof that are material to the Company or any of its Subsidiaries are described in the 1999 Proxy or on Schedule 3.1(u) of the Disclosure Letter.

           (v) OPINION. The board of directors of the Company has received an opinion of CIBC World Markets Corp. (the "OPINION"), to the effect that, as of the date of such opinion, the equity ownership of the Company's shareholders in RV is fair from a financial point of view to the holders of the Company Common Stock. The Company has been authorized by CIBC World Markets Corp. to permit the inclusion of the Opinion in its entirety and references thereto, subject to prior review of, and consent to, such inclusion and references by CIBC World Markets Corp. and its counsel (such consents not to be unreasonably withheld or delayed), in the Proxy Statement.

           (w) STATE STATUTES. The Board of Directors of the Company has approved the terms of this Agreement and the Merger, and such approval is sufficient to render inapplicable the provisions of Part Thirteen of the Texas Business Corporation Act (the "TBCA") to the extent, if any, that such Section is applicable to the Merger, this Agreement and the transactions contemplated hereunder. To the knowledge of the Company (based on consultation with outside legal counsel), except for the DGCL and the TBCA, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated hereunder.

           (x) NO EXTORTION PAYMENTS. None of the Company or any of its Subsidiaries has made, or has agreed to make, any payment in connection with any Person's scheme or plan to demand money or property in exchange for (i) the safety of any Person or (II) the ability of any Person to conduct otherwise legal business.

           (y) NO IMPROPER PAYMENTS. None of the Company or any of its Subsidiaries nor any Person acting on behalf of any of them has paid or delivered, or promised to pay or deliver, directly or indirectly through any other Person, any monies or anything of value to (I) any person or firm employed by or acting for or on behalf of any customer or supplier, whether private or governmental, or (II) any government official or employee or any political party, for the purpose of illegally or improperly inducing or rewarding any action by such customer, supplier, official, employee or political party favorable to the Company or any of its Subsidiaries.

           (z) NO VENEZUELAN INVESTMENTS. As of the date hereof, the Company does not operate any business or have any investment in any person operating any business in Venezuela.

           III.2. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

           (a) EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Parent, RV and Merger Sub, and each member of the Jamtis Group, is (I) a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing (to the extent that "good standing" is a cognizable legal concept under applicable law) under the laws of its jurisdiction of incorporation and (II) is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets or financial condition of RV or Merger Sub, or on the ability of Parent, RV or Merger Sub to consummate the transactions contemplated herein (an "ACQUIROR MATERIAL ADVERSE EFFECT"). Each of RV and Merger Sub, and each member of the Jamtis Group, has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business.

True and correct copies of the Certificate of Incorporation and Bylaws of each of RV and Merger Sub as of the date hereof are attached as Exhibit A. The organizational documents of RV, Merger Sub and, as of the Closing Date, each member of the Jamtis Group, are or will be in full force and effect.

           (b) AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent, RV and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, RV and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent or by the shareholder or shareholders of RV and Merger Sub, as the case may be, and no other corporate proceedings on the part of Parent, RV or Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements (to which any of them is a party), to perform the obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby. This Agreement and, upon execution as contemplated herein, each Ancillary Agreement to which Parent, RV or Merger Sub is a party, has been duly and validly executed and delivered by Parent, RV and/or Merger Sub, as the case may be, and (assuming due execution and delivery of this Agreement and each of the Ancillary Agreements by each other party hereto and thereto), constitutes the valid and binding obligation of Parent, RV or Merger Sub, as the case may be, enforceable against Parent, RV or Merger Sub, as the case may be, in accordance with its terms.

           (c) COMPLIANCE WITH LAWS. None of Parent, RV, Merger Sub or any member of the Jamtis Group is in violation of any Laws applicable to Parent, RV, Merger Sub or such member, or any of its properties or assets, except for violations which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

           (d) CAPITALIZATION. (i) As of the date hereof, the authorized capital stock of RV consists of 1,000 shares of common stock, par value $.01 per share, and 1,000 shares of common stock are issued and outstanding. As of the Closing Date, the aggregate number of shares of capital stock of RV shall be not more than the sum of (I) 80,848,204, plus (II) the product of (X) such number of shares of Preferred Stock issued or accrued as paid-in-kind dividends from November 1, 1999 to the Closing Date, and (Y) 2.077. All issued and outstanding shares of capital stock of RV and of Merger Sub are duly authorized, validly issued, fully paid, non-assessable and free of pre-emptive rights. As of the Closing, except for approximately 10% of the aggregate number of shares of capital stock of RV that will be owned by Promon, in the form of shares of RV Class A Common Stock, all issued and outstanding shares of capital stock of RV will be owned, directly or indirectly, by Parent, in the form of shares of RV Class B Common Stock, all issued and outstanding shares of capital stock of Merger Sub are owned directly by RV and all issued and outstanding shares or quota, as the case may be, of each member of the Jamtis Group are owned indirectly by RV, in each case free and clear of Encumbrances (other than any Encumbrances created by Promon as to the shares of RV Class A Common Stock owned by it). None of RV, Merger Sub or any member of the Jamtis Group has any outstanding bonds, debentures, notes or other similar obligations, instruments or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of RV, Merger Sub or such member on any matter. As of the date hereof and as of the Closing Date, the amount and ownership of the issued equity capital of each member of the Jamtis Group are as set forth on Schedule 3.2(d) of the RV Disclosure Letter.

           (ii) Except as described in this Agreement or in the Netstream Acquisition Agreements, or as set forth in the RV Disclosure Letter, there are no other shares of capital stock (or quota, as the case may be) of RV, Merger Sub or any member of the Jamtis Group, no securities of RV, Merger Sub or any member of the Jamtis Group convertible or exchangeable for shares of capital stock, voting securities (or quota, as the case may be) of RV, Merger Sub or any member of the Jamtis Group, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate RV, Merger Sub or any member of the Jamtis Group to issue, transfer or sell any shares of capital stock of RV, Merger Sub or any member of the Jamtis Group.

           (e) NO VIOLATION; CONSENTS. (i) Neither the execution, delivery or performance by Parent, RV and Merger Sub of this Agreement or any of the Ancillary Agreements nor the consummation by Parent, RV and Merger Sub of the transactions contemplated hereby or thereby will: (X) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of any of Parent, RV, Merger Sub or any member of the Jamtis Group; (Y) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties or assets of RV, Merger Sub or any member of the Jamtis Group under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any contract to which any of RV or Merger Sub is a party, by which any of RV, Merger Sub or any member of the Jamtis Group or any of their respective properties are bound, or under which any of RV, Merger Sub or any member of the Jamtis Group or any of their respective properties are entitled to a benefit, except for any of the foregoing matters which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect or a Material Delaying Effect; or (Z) violate any Laws applicable to any of RV, Merger Sub or any member of the Jamtis Group or any of its assets or properties, except for violations which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

           (ii) Other than the filings required under the HSR Act, the Exchange Act, notifications to the SUPERINTENDENCIA DE VALORES Y SEGUROS of Chile and the SUPERINTENDENCIA DE INDUSTRIA Y COMERCIO of Colombia and filings in connection with the maintenance of qualification to do business in other jurisdictions required or permitted to be made or obtained by Parent, RV or Merger Sub, neither the execution, delivery or performance by Parent, RV and Merger Sub of this Agreement or any of the Ancillary Agreements nor the consummation by Parent, RV and Merger Sub of the transactions contemplated hereby or thereby will require any consent, approval or authorization of, or declaration, filing or registration with, (A) any Governmental Entity, including any such consent, approval, authorization, declaration, filing or registration under any Foreign Antitrust Laws, (B) any other Law of any foreign jurisdiction, or (C) any other Person, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make, individually or in the aggregate, would have an Acquiror Material Adverse Effect or a Material Delaying Effect.

           (iii) Neither RV nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except liabilities and obligations arising hereunder or under the Netstream Acquisition Agreements and/or, as of the Closing, liabilities and obligations (A) arising under the Brand License, the RV Agreement, the Executive Agreement and under any bond tender offer arrangements being undertaken by RV, if any, and (B) incurred in the ordinary course of business following the Final Closing under the Netstream Acquisition Agreements which individually or in the aggregate would not have an Acquiror Material Adverse Effect.

           (f) NETSTREAM ACQUISITION AGREEMENTS. Parent has delivered to the Company complete and correct copies of the Netstream Acquisition Agreements (including all exhibits, schedules and other attachments thereto), as executed and delivered by the parties thereto (or in the form to be executed and delivered at the closing thereunder).

Each of the Netstream Acquisition Agreements is (or, following execution and delivery, as the case may be, will be) in full force and effect in accordance with its terms.

           (g) LITIGATION. There is no Litigation claim by a third party (including a Governmental Entity) pending or, to the knowledge of Parent, threatened against Parent, RV, Merger Sub or any member of the Jamtis Group, other than those which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect. No Governmental Entity has indicated an intention to conduct any audit, investigation or other review with respect to RV or Merger Sub.

           (h) PROXY STATEMENT. None of the information supplied by Parent for inclusion in the Proxy Statement, at the respective times filed with the SEC and distributed to shareholders of the Company, will contain any untrue statement of a material fact or omit to state any material fact relating to Parent, RV, Merger Sub or any member of the Jamtis Group required to be stated therein or necessary in order to make the statements therein relating to Parent, RV, Merger Sub or any member of the Jamtis Group in light of the circumstances under which they were made, not misleading.

           (i) BROKERS AND FINDERS. No actions by Parent, RV or Merger Sub or by any Person acting on behalf of either of them has given rise to any valid claim against the Company, RV, Merger Sub or any member of the Jamtis Group for any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                                    COVENANTS

           IV.1. NO SOLICITATION. (a) The Company and its Subsidiaries shall, and shall direct and use reasonable best efforts to cause their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Parent (or RV or Merger Sub) that may be ongoing with respect to an Acquisition Proposal. The Company and its Subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to, directly or indirectly, (I) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (II) participate in any discussions or negotiations regarding an Acquisition Proposal; PROVIDED, HOWEVER, that if, at any time prior to the approval of the Merger by the holders of a majority of the shares of Company Common Stock, the Board of Directors of the Company determines in good faith, having received the advice of outside counsel concerning its fiduciary duties to the Company's shareholders under applicable law, the Company, in response to an Acquisition Proposal that (A) was unsolicited or that did not otherwise result from a breach of this Section 4.1(a) (subject to compliance with Sections 4.1(c) and 4.1(d)), and (B) constitutes a Superior Proposal, may
(I) furnish non-public information with respect to the Company and its Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (II) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its Subsidiaries or any authorized investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its Subsidiaries, acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 4.1(a) by the Company.


           (b) Neither the Board of Directors of the Company nor any committee thereof shall (I) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger unless there is a Superior Proposal outstanding, (II) approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal or
(III) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "ACQUISITION AGREEMENT") with respect to an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal, and unless, in each case, such Board of Directors shall have
(A) determined in good faith, based on the advice of outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's shareholders under applicable law and (B) delivered a notice of termination to Parent pursuant to Section 6.1(c).

           (c) The Company shall promptly (but in any event within one day) advise Parent orally and in writing of any Acquisition Proposal or any inquiry delivered to or received by the chief executive officer, any other senior officer or any director of the Company regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, the Company will deliver to Parent a written notice (the "ACQUISITION AGREEMENT NOTICE") not less than five days prior to entering into any Acquisition Agreement.

           (d) Nothing contained in this Section 4.1 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of its Board of Directors, based upon the advice of outside counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's shareholders under applicable law; PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.1(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; and PROVIDED, FURTHER, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to this Agreement for purposes hereof.

           IV.2. CONDUCT OF BUSINESS. (a) From the date hereof to and including the Closing Date, except as set forth on Schedule 4.2(a) of the Disclosure Letter or as otherwise required pursuant to this Agreement, unless Parent has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to:

                   (i) conduct its operations according to its usual, regular and ordinary course of business in accordance with its current business plan;

                   (ii) use its reasonable best efforts to preserve intact its business organization and goodwill, to maintain in effect all existing qualifications, licenses, Permits, approvals and other authorizations referred to in Sections 3.1(a) and 3.1(o), to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with it;

                   (iii) promptly notify Parent upon becoming aware of any material breach of any representation, warranty or covenant contained in this Agreement or the occurrence of any event that would cause any representation or warranty of the Company contained in this Agreement no longer to be true and correct or any covenant of the Company contained in this Agreement not to be complied with;

                   (iv) timely file with the SEC, and promptly deliver to Parent, true and correct copies of all reports, statements or schedules or other filings required to be filed by the Company under the Securities Act or Exchange Act with the SEC subsequent to the date of this Agreement; and

                   (v) deliver, as promptly as reasonably practicable but in any event within 30 business days after the end of each accounting month, monthly consolidated financial statements for the Company and its Subsidiaries for and as of the end of each such month.

           (b) From the date hereof to and including the Closing Date, except as set forth on Schedule 4.2(b) of the Disclosure Letter, unless Parent has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to:

                   (i) amend its Certificate of Incorporation or By-Laws or comparable governing instruments;

                   (ii) except as otherwise provided in this Section 4.2(b), issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest in the Company or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities, except (A) issuances of shares of Company Common Stock in respect of any exercise of Options or Warrants outstanding on the date hereof and disclosed in the Disclosure Letter, (B) issuances of shares of Company Common Stock in respect of any conversion of the Company's Series A preferred stock outstanding at the time immediately prior to such issuance, and (C) issuance of newly created shares of preferred stock of the Company that are redeemable at the option of the Company (and the Surviving Corporation or RV, as the case may be) on or, at the Company's election, at any time after the Closing Date, PROVIDED that the sum of (1) the aggregate redemption price of such newly-created shares of preferred stock as of the Closing Date, and (2) the aggregate principal amount of any indebtedness incurred under subclause (B) of clause (xi) of this Section 4.2, does not exceed US$20,000,000; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest;

                   (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capital structure as it exists on the date hereof;

                   (iv) grant, confer, award or amend any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any Company Stock Plan, PROVIDED that this
      Section 4.2(b) shall not prohibit or restrict the Company from granting unvested options to acquire up to 300,000 shares of Company Common Stock prior to the Closing Date ("INTERIM COMPANY OPTIONS"), PROVIDED FURTHER, that no Interim Company Options (I) shall be granted except in the ordinary course of business to employees of the Company and its Subsidiaries as of the date hereof and employees of the Company and its Subsidiaries hired by the Company or such Subsidiaries after the date hereof, or (II) shall become vested according to their terms as a result of the consummation of the Merger and other transactions contemplated hereby;

                   (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Common Stock or other capital stock or ownership interests (other than such payments by a majority-owned Subsidiary to the Company or another majority-owned Subsidiary);

                   (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries;

                   (vii) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, receivables, leasehold interests or Intellectual Property and including any sale and leaseback transaction) except for fair value in the ordinary course of business provided that the proceeds of such sales do not exceed $50,000 in any single transaction or $100,000 in the aggregate prior to the Closing Date;

                   (viii) settle or compromise any pending or threatened Litigation other than settlements of Litigations which involve solely the payment of money (without admission of liability) not to exceed $250,000 in any one case or $500,000 in the aggregate;

                   (ix) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in (other than capital contributions to Subsidiaries of the Company made in accordance with the Company's current business plan), any person, firm or entity, except (A) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (B) investments in cash and cash equivalents, (c) payroll and travel advances in the ordinary course of business and (D) investments in majority-owned Subsidiaries;

                   (x) make any capital expenditures in the aggregate for the Company and its Subsidiaries in excess of the amounts specified in the Company's current budget for capital expenditures, a true and complete copy of which has been delivered to Parent, or otherwise acquire assets having a value, in the aggregate, in excess of $150,000 not in the ordinary course of business;

                   (xi) incur, assume or create any indebtedness for borrowed money or for the deferred purchase price for property or services or pursuant to any capital lease or other financing, except (A) indebtedness incurred in the ordinary course of business consistent with past practice for working capital purposes pursuant to the Company's existing credit facilities as disclosed in the Disclosure Letter or equipment financing facilities referred to in the Company's current budget for capital expenditures and (b) for the incurrence or creation of such indebtedness that is prepayable by its terms without penalty or premium in excess of ___% of the proceeds received from the incurrence or creation of such indebtedness at any time on or after the Closing Date, PROVIDED that the sum of (1) the aggregate principal amount of such indebtedness incurred or created pursuant to this subclause, and (2) the aggregate redemption price of all shares of preferred stock issued under clause (ii) of this Section 4.2(b), does not exceed US$20,000,000;

                   (xii) take any action to assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except majority-owned Subsidiaries of the Company and except for obligations in the ordinary course of business consistent with the past practice of the Company not exceeding $50,000 individually and $150,000 in the aggregate;

                   (xiii) make any material Tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material Income Tax liability except, in each case, with the express consent of Parent;

                   (xiv) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party and which relates to a business combination with or involving the Company or the purchase of shares or assets of the Company;

                   (xv) grant or amend any stock-related or performance awards except as otherwise permitted herein;

                   (xvi) enter into or amend any legally binding employment, severance, retention, change in control, consulting or salary continuation agreement with any officer, director, employee or former employee of the Company or any of its Subsidiaries (which would involve, together with all other such agreements, aggregate payments by the Company or any of its Subsidiaries the payment by Company or any of its Subsidiaries of more than $250,000 in the aggregate or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company;

                   (xvii) adopt, amend or terminate any employee benefit plan, policy, understanding or arrangement;

                   (xviii) enter into any agreements that would constitute Material Contracts; or amend any of the foregoing agreements as exist on the date hereof other than in the ordinary course of business;

                   (xix) amend, change or waive (or exempt any Person from the effect of) the Rights Agreement, except for Parent, RV and Merger Sub in connection with the transactions contemplated by this Agreement;

                   (xx) make any material changes in the type or amount of insurance coverage;

                   (xxi) except as may be required by law or generally acceptable accounting principles and with prior written notice to Parent, change any accounting principles or practices used by the Company or its Subsidiaries;

                   (xxii) effect any material change in the Company's advertising, services promotion or brand support policies or programs or commit to any significant new product promotion or advertising campaign except, in each case, for matters in the ordinary course of business of the Company;

                   (xxiii) effect any material change in the Company's billing practices or sales terms, or cause a material acceleration or delay in the collection of accounts or notes receivable or the payment of accounts or notes payable;

                   (xxiv) waive, relinquish, release or terminate any right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business consistent with the past practice of the Company;

                   (xxv) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of the Company or any Subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any Subsidiary;

                   (xxvi) acquire, invest in or enter into any arrangement or contract with any person having operations in Venezuela of a nature conducted by any of the parties hereto; or

                   (xxvii) agree in writing or otherwise to take any of the foregoing actions.

           (c) If the Company shall have given notice to Parent of an action as to which it seeks consent pursuant to section 4.2(b), such notice to describe the relevant matters in reasonable detail, and Parent shall not have objected within 15 days, the Company may take the action described in such notice.

           IV.3. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Parent shall: (I) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (II) cooperate and consult with one another in (A) determining which Regulatory Filings are required or, in the case of Other Antitrust Filings, permitted to be made prior to the Effective Time with, and which consents, approvals, Permits, authorizations or waivers (collectively, "CONSENTS") are required or, in the case of Other Antitrust Consents, permitted to be obtained prior to the Closing Date from Governmental Entities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (I) all such Regulatory Filings and Consents as relate to Foreign Antitrust Laws (the "OTHER ANTITRUST FILINGS" and the "OTHER ANTITRUST CONSENTS," respectively; collectively, the "OTHER ANTITRUST FILINGS AND CONSENTS") and (II) all Consents required to transfer to the Company any Permits or registrations held on behalf of the Company or any of its Subsidiaries by or in the name of distributors, brokers or sales agents; (B) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other party drafts of such material reasonably in advance of the anticipated filing or submission dates; and (C) timely making all such Regulatory Filings and timely seeking all such Consents (it being understood that the parties will make or seek to obtain all Other Antitrust Filings and Consents, whether mandatory or voluntary); and (III) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Parent and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to the Merger under the HSR Act or Foreign Antitrust Laws; PROVIDED that the foregoing shall not require Parent to take any action that could directly or indirectly (A) impose limitations on the ability of Parent (or any of its affiliates or Subsidiaries) effectively to acquire, operate or hold, or require Parent or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any portion of their respective assets or business that (I) is either material to the business of Parent and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect, (B) restrict any future business activity by Parent, the Company or any of their affiliates or Subsidiaries that (I) is either material to the business of Parent and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect, including, without limitation, requiring the prior consent of any Governmental Entity to future transactions by Parent, the Company or any of their affiliates or Subsidiaries, or (C) otherwise adversely affect Parent, the Company or any of their respective affiliates or Subsidiaries in a manner that
(I) is either material to the business of Parent and its Subsidiaries or material to the business of the Company and its Subsidiaries, or (II) is reasonably likely to have a Material Adverse Effect. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

           IV.4. ACCESS TO INFORMATION; PRE-CLOSING REVIEW. From the date of this Agreement to the Closing Date, the Company shall, and shall cause its Subsidiaries to, (I) give Parent and its authorized representatives full access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of the Company and its Subsidiaries and its accountants (and shall use its reasonable best efforts to give Parent and such representatives access to such accountants' work papers, as Parent may reasonably request), (II) permit Parent to make such copies and inspections thereof as Parent may reasonably request and (III) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 4.4 shall affect any representations or warranties made by the Company herein or the conditions to the obligations of Parent to consummate the transactions contemplated hereby. The Company acknowledges that it has been afforded an adequate opportunity to investigate the properties, assets, liabilities, personnel and records of Netstream. Prior to the closing under the Netstream Acquisition Agreements, Parent will use its reasonable best efforts to assist the Company in obtaining any further information as to Netstream that the Company may reasonably request. From and after the date of the Final Closing under the Netstream Acquisition Agreements, Parent shall, and shall cause its Subsidiaries to, (I) give the Company and its authorized representatives full access during normal business hours to all books, records, personnel, research and other consultants, offices and other facilities and properties of Netstream and Netstream's accountants (and shall use its reasonable best efforts to give the Company and such representatives access to such accountants' work papers), (II) permit the Company to make such copies and inspections thereof as the Company may reasonably request and (III) furnish the Company with such financial and operating data and other information with respect to the business and properties of Netstream as the Company may from time to time reasonably request.

           IV.5. PUBLICITY. Except as otherwise required by law, each of the Company and Parent shall obtain the prior written consent of the other party (which consent will not be unreasonably withheld or delayed) before issuing any press release or otherwise making (or proposing publicly to make) any public statement with respect to the transactions contemplated hereby or by any of the Ancillary Agreements and in making any filings with any national securities exchange with respect thereto.

           IV.6. FURTHER ACTION. (a) Each party hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

           (b) The Company shall not, and cause its Subsidiaries not to, and Parent shall not, and shall cause RV and Merger Sub not to, take any action that could reasonably be expected to result in (I) any of its representations and warranties set forth in this Agreement that are qualified by materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (III) any of the conditions set forth in Article V not being satisfied (subject to the Company's right to take actions specifically permitted by Section 4.1). The Company shall use, and the Company shall cause its Subsidiaries to use, and each of Parent, RV and Merger Sub shall use, their reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their reasonable efforts to satisfy the conditions contained in Article V.

           (c) The Company and Parent shall confer on a regular and frequent basis as reasonably requested by either of them. Each of Parent and the Company shall promptly notify the other in writing of the occurrence of any event that will or may result in the failure to satisfy any of the conditions to the other party's obligations specified in Article V. The Company will promptly provide to Parent (and its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and shall promptly advise Parent orally and, if requested by Parent, in writing of any Material Adverse Effect.

           IV.7. INSURANCE; INDEMNITY. For a period of six years after the Closing Date, Parent shall cause RV or the Surviving Corporation to maintain officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies (the "CURRENT POLICIES") on terms substantially no less advantageous to such parties than such Current Policies and providing for aggregate coverage of 300% of the amount covered by the Current Policies.

           IV.8. SHAREHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT. (a) Subject to the provisions of this Agreement, the Company will (I) duly call, give notice of, convene and hold a special meeting of its shareholders (the "SHAREHOLDER MEETING") for the purpose of obtaining a vote upon the Merger and
(II) through its Board of Directors,
declare the advisability of the Merger and recommend to its shareholders that the Company Shareholder Approval be given.

           (b) Subject to the provisions of this Agreement, the Company and RV will prepare and file a preliminary proxy statement (such proxy statement, and any amendments or supplements thereto, the "PROXY Statement") and a registration statement in appropriate form (the "REGISTRATION STATEMENT") with the SEC and will use their respective reasonable best efforts to respond to any comments of the SEC or its staff, to cause the Proxy Statement to be cleared by the SEC and to have the Registration Statement declared effective under the Securities Act as soon as practicable after responding to all such comments to the satisfaction of the staff. Each of the Company and RV will notify the other party promptly of its receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and/or the Registration Statement or for additional information and will supply the other party with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. The Company agrees to notify RV a reasonable time prior to any filing or distribution of the Proxy Statement or the Registration Statement of such filing or distribution. Each of the Company and RV shall give the other party and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review and approve the Proxy Statement and the Registration Statement prior to filing with the SEC and shall give the other party and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and the Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and RV agrees to use its reasonable best efforts, after consultation with the other party, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail or distribute any proxy statement or (except with respect to shares of Company Common Stock reserved for issuance upon the exercise of Options or Warrants outstanding on the date hereof not exceeding 100,000 of such shares) registration statement, or any amendment or supplement thereto, to which RV reasonably objects; PROVIDED that RV shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement and Registration Statement.

           (c) Notwithstanding anything to the contrary in this Agreement, without the prior written consent of RV, the Company shall neither (I) call a Shareholder Meeting for the purpose of voting on the Merger, nor (II) file a proxy statement or offering document with the SEC or otherwise publish a proxy statement or offering document, unless and until the Company shall be in compliance with all reporting requirements applicable to the Company under the Securities Act and the Exchange Act except such requirements, the failure of with which to comply, would not, individually or in the aggregate, have a Material Adverse Effect.

           IV.9. CERTAIN TAX MATTERS. (a) Each of Parent, RV, Merger Sub and the Company intend the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and shall use their best efforts to cause the Merger to so qualify. Each of Parent, RV, Merger Sub and the Company shall take the position for all purposes that the Merger qualifies as a reorganization under those Sections of the Code. None of Parent, RV, Merger Sub or the Company shall take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

           (b) Each of Parent, RV, Merger Sub and the Company shall cooperate and use their best efforts in obtaining the opinions of Debevoise & Plimpton, counsel to Parent, RV and Merger Sub, and Baker & McKenzie, counsel to the Company, described in Sections 5.2(f) and 5.3(g), respectively. In connection therewith, both the Company, on the one hand, and Parent, RV and Merger Sub, on the other hand, shall deliver to Debevoise & Plimpton and Baker & McKenzie representation letters substantially in the form attached hereto as Annex A (the "REPRESENTATION LETTERS").

           IV.10. SENIOR NOTES. As promptly as practicable following the date hereof, the Company shall solicit waivers from holders of a requisite majority or majorities of the Company's outstanding 14% Senior Notes due 2007 (the "NOTES") of the applicability to the transactions contemplated hereby of certain covenants set forth in the indenture governing the Notes, as identified by Parent to the Company (such waivers, the "REQUISITE WAIVERS"). If requested by RV, the Company shall prepare and distribute to the holders of the Notes, as promptly as reasonably practicable following the date on which the Registration Statement shall have been declared effective, an offer to purchase and consent solicitation statement, on terms and conditions and in a form satisfactory to RV (together with all related transmittal and consent forms and other documents delivered to such holders, the "TENDER OFFER STATEMENT"), seeking the tender, and the delivery of an accompanying consent by holders of a requisite majority or majorities of outstanding principal amount of the Notes ("REQUISITE MAJORITY") to the amendments to the indenture constituting the Notes as are considered necessary or appropriate by RV. RV shall be entitled to participate in the preparation of the Tender Offer Statement and in any discussions with holders of Notes relating to the terms of any offer to purchase Notes or solicitation of consents or waivers. The Company shall not distribute to any Person the Tender Offer Statement or any written material relating to any offer to purchase Notes or to the solicitation of any consents or waivers from holders of the Notes, or make any announcement with respect to the Tender Offer Statement or any such offer or solicitation, or engage, directly or through intermediaries, in any discussions with any holder of Notes after the date hereof, without the prior express approval of RV. Any registration statement, if any, required in connection with any such offer or solicitation shall be in form and substance satisfactory to RV, and RV shall be entitled to participate in the preparation and filing thereof, and the Company shall cooperate in such preparation and filing as the registrant thereunder. If RV shall have requested the distribution of a Tender Offer Statement, at the Closing (provided that the Requisite Majority has been obtained) the Company shall execute and deliver to the trustee under the indenture relating to the Notes a supplemental indenture in the form specified in, and otherwise in accordance with, such Tender Offer Statement. On or prior to the settlement date of any tender offer, Parent shall, and shall cause RV to, provide financing as necessary to enable the Company to pay for tendered Notes, in a manner not inconsistent with the terms of the Tender Offer Statement. The Company shall be responsible for all out-of-pocket expenses incurred by it in connection with the making of any offers to purchase Notes or solicitation as contemplated in this Section, PROVIDED that RV shall pay and reimburse the Company for all out-of-pocket fees and expenses of outside advisers actually incurred by the Company prior to the Closing if this Agreement is terminated in accordance with Section 6.1(b)(i).

           IV.11. ANCILLARY AGREEMENTS. At or prior to the Closing, and subject to the fulfillment or waiver of all other conditions to Closing, each of Parent, RV and the Company shall execute and deliver the Ancillary Agreements to which it is a party.

           IV.12. NETSTREAM PURCHASE PRICE ADJUSTMENT. If the amount Jamtis pays to purchase the Netstream Shares is reduced pursuant to the Netstream Acquisition Agreements, Parent shall, or shall cause its affiliates to, make a cash capital contribution to RV in the amount of such reduction prior to the Closing.

           IV.13. CONDUCT OF BUSINESS OF RV AND NETSTREAM. (a) From the date hereof to and including the date of the "Final Closing" (as such term is defined in the Netstream Acquisition Agreements), Parent, as soon as reasonably practicable, shall consult in good faith with the Company concerning (I) any approval or waiver by Parent or Jamtis with respect to actions by or concerning Netstream that are restricted under
Section 7.1(a) of the Netstream Master Agreement and (II) designating Nancy Parent (or an affiliate of Nancy Parent) as a preferred supplier to Netstream. Such consultation shall include meetings between the parties as reasonably necessary.

           (b) From the date hereof to and including the Closing Date, except as set forth in Schedule 4.13(b) of the RV Disclosure Letter or as otherwise required pursuant to this Agreement, unless the Company has consented in writing thereto, RV shall, and shall cause each of its Subsidiaries to:

                   (i) use its reasonable best efforts to preserve intact its business organization and goodwill, to maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors, brokers, sales agents and all other persons having business relationships with it; and

                   (ii) promptly notify the Company upon becoming aware of any material breach of any representation, warranty or covenant contained in this Agreement or the occurrence of any event that would cause any representation or warranty of Parent relating to RV or any of its Subsidiaries no longer to be true and correct;

           (c) From the date hereof to and including the Closing Date, except as contemplated hereby or as set forth in Schedule 4.13(c) of the RV Disclosure Letter, unless the Company has consented in writing thereto, RV shall not, and shall not permit any of its Subsidiaries to (and Parent shall not, and/or shall not cause RV and its Subsidiaries to):

                   (i) amend its Certificate of Incorporation or By-Laws or comparable governing instruments;

                   (ii) issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest in RV or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities, except (a) issuances related to the merger of Jamtis with a wholly-owned subsidiary of RV, (b) issuances related to the contributions to the capital of RV contemplated hereby, and (C) following the closing under the Netstream Acquisition Agreements and prior to the Closing, issuance or granting of unvested options to acquire up to 625,000 shares of RV Class A Common Stock ("INTERIM RV OPTIONS") to officers and employees of Netstream, PROVIDED that no Interim RV Options shall become vested according to their terms as a result of the consummation of the Merger and the other transactions contemplated hereby and by the Netstream Acquisition Agreements;

                   (iii) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capital structure as it exists on the date hereof, except as required in order to achieve an appropriate number of shares to effect the share exchange contemplated in the Merger;

                   (iv) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of capital stock or ownership interests (other than such payments by a wholly-owned Subsidiary of RV to RV or to another such wholly-owned Subsidiary);

                   (v) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries;

                   (vi) sell, lease, assign, transfer or otherwise dispose of (by merger or otherwise) any of its property, business or assets (including, without limitation, receivables, leasehold interests or Intellectual Property and including any sale and leaseback transaction) except for fair value in the ordinary course of business provided that the proceeds of such sales do not exceed $50,000 in any single transaction or $100,000 in the aggregate prior to the Closing Date;

                   (vii) settle or compromise any pending or threatened Litigation other than settlements of Litigations which involve solely the payment of money (without admission of liability) not to exceed $50,000 in any one case or $100,000 in the aggregate;

                   (viii) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (A) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (B) investments in cash and cash equivalents, (C) payroll and travel advances in the ordinary course of business and (D) investments in majority-owned Subsidiaries;

                   (ix) incur, assume or create any indebtedness for borrowed money or for the deferred purchase price for property or services or pursuant to any capital lease or other financing, except indebtedness incurred in the ordinary course of business for working capital or capital expenditures;

                   (x) waive, relinquish, release or terminate any right or claim, including any such right or claim under any Material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business;

                   (xi) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of RV or any Subsidiary, or make a general assignment for the benefit of creditors, or permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of RV or any Subsidiary;

                   (xii) amend the Netstream Acquisition Agreements in any material respect;

                   (xiii) agree in writing or otherwise to take any of the foregoing actions.

           (d) If Parent or RV shall have given notice to the Company of an action as to which it seeks consent pursuant to Section 4.13(c), such notice to describe the relevant matters in reasonable detail, and the Company shall not have objected within 15 days, RV and its Subsidiaries (and Parent, if applicable) may take the action described in such notice.

           IV.14. RV PUBLIC SHARES. Parent shall not take, or cause its affiliates to take, any action in the twelve-month period following the Effective Time to increase above 80% Parent's direct and indirect percentage interest in the capital stock of RV, without the approval of all of the Disinterested Directors of RV.

           IV.15. CREDIT FACILITY. RV and Parent shall enter into a Credit Facility containing terms and conditions in accordance with those in the term sheet attached hereto as Exhibit F.

                                    ARTICLE V

                                   CONDITIONS

           V.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligation of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction or, where permissible, waiver, on or prior to the Closing Date, of the following conditions:

           (a) The waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

           (b) None of the parties shall be subject to any order, judgment, injunction, decree or ruling, or other action of a court or other Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the Merger or any other transactions contemplated by this Agreement; PROVIDED that each of the parties shall have used its reasonable best efforts to appeal as promptly as practicable any such order, judgment, injunction, decree, ruling or other action.

           (c) The Company Shareholder Approval shall have been obtained in accordance with the Texas Business Corporation Act and the Company's Certificate of Incorporation and By-laws.

           (d) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

           (e) All Regulatory Filings and Consents (including, without limitation, the Other Antitrust Filings and Consents) which are necessary for the consummation of the Merger shall have been made or obtained, or any waiting period (whether requisite or voluntary) under any Foreign Antitrust Laws shall have expired, in each case, to the extent that the failure to make or obtain such Regulatory Filings or Consents or of the waiting period to have expired, in the aggregate, is reasonably likely, individually or in the aggregate, to have a Material Delaying Effect (all such Consents, Regulatory Filings and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS"), and all such Requisite Regulatory Approvals shall be in full force and effect.

There shall not be any statute, law, rule or regulation that makes consummation of the transactions contemplated hereby illegal or prohibited.

           (f) The Company shall have received the Requisite Waivers, and, if Parent shall have requested the Company to prepare and distribute a Tender Offer Statement, the holders of a Requisite Majority shall have tendered the Notes held by them, and the Company shall have received written notice of the approval of a Requisite Majority for the amendments and/or waivers described in the final version of such Tender Offer Statement distributed to holders of Notes, and, with respect to any Notes which remain outstanding, the Trustee with respect to the Notes shall have executed and delivered to the Company a supplemental indenture acceptable in form and substance to Parent.

           (g) RV shall have acquired, directly or indirectly, the Netstream Shares free and clear of any Encumbrances other than any Encumbrances created pursuant to this Agreement.

           V.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT, RV AND MERGER SUB. The obligations of Parent, RV and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction or, where permissible, waiver, on or prior to the Closing Date, of the following conditions:

           (a) (I) The representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect, (II) the Company shall not have breached or failed to comply in any material respect with any of its obligations under this Agreement or any of the Ancillary Agreements to which it is a party, PROVIDED that the Company shall have a 15 day period in which to cure breaches that are reasonably likely to be curable, and (III) the Company shall have delivered to Parent a certificate dated the Closing Date and signed by the Company's President or a Vice President to the effect set forth above in this Section 5.2(a)(i).

           (b) Each Ancillary Agreement shall have been executed and delivered by each party thereto other than Parent, RV or Merger Sub and shall be in full force and effect, in accordance with its terms.

           (c) There shall not have been issued, delivered, sold or granted any shares of Common Stock pursuant to the Rights Agreement.

           (d) The Executive Agreement shall be in full force and effect in accordance with its terms.

           (e) All directors of the Company whose resignations shall have been requested by Parent not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

           (f) Parent, RV and Merger Sub shall have received an opinion of Debevoise & Plimpton, counsel to Parent, RV and Merger Sub, or other counsel of national reputation, dated on or about the date of the mailing to the Company shareholders of the Proxy Statement, which opinion shall be reconfirmed as of the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that RV, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may require and rely upon the Representation Letters.

           (g) FirstCom Colombia SA shall have duly completed a FUSION IMPROPIA as provided in Schedule 5.2(g) (or such other corporate transaction as is approved by Parent) and shall have received all requisite governmental approvals with respect to the transfer or assumption of all material licenses and concessions held by FirstCom Colombia SA as of the date such FUSION IMPROPIA is effective, and Parent shall have received from Baker & McKenzie an opinion with regard to the status of FirstCom Colombia in substantially the form previously delivered to the Company.

           (h) Parent shall have received such evidence as reasonably requested that the Company has good and valid title to the shares owned by it of all of its Subsidiaries.

           (i) The Federal Communications Commission shall have given any approval required in connection with the change of control of the Company.

           V.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or, where permissible, waiver, on or prior to the Closing Date, of the following conditions:

           (a) (i0 The representations and warranties made by Parent in this Agreement shall be true and correct in all respects as of the date hereof, and shall be true and correct in all respects as of the Closing Date as if made as of the Closing Date (other than representations and warranties made as of a specified date), except where the failure to be so true and correct (without giving effect to any materiality qualifications or thresholds contained in such representations and warranties), individually and in the aggregate, would not have a Material Adverse Effect, (II) none of Parent, RV or Merger Sub shall have breached or failed to comply in any material respect with any of its obligations under this Agreement to which it is a party, or any of the Ancillary Agreements to which it is a party, PROVIDED that Parent, RV and Merger Sub shall have a 15 day period in which to cure breaches that are reasonably likely to be curable, and (III) Parent shall have delivered to the Company a certificate dated the Closing Date and signed by an authorized officer of Parent to the effect set forth above in this Section 5.3(a).

           (b) Each Ancillary Agreement shall have been executed and delivered by each party thereto other than the Company and shall be in full force and effect, in accordance with its terms.

           (c) Parent shall have delivered a certificate to the Company certifying as to the amount of any reduction, if any, in the purchase price paid by Jamtis under the Netstream Acquisition Agreements, and the shareholders of RV shall have contributed to the capital of RV an aggregate of not less than $70,000,000 plus any additional amount required by Section 4.12, as equity in cash.

           (d) The RV Class A Common Stock shall have been accepted for listing by a national securities exchange.

           (e) Parent shall have caused to be duly elected as members of the board of directors of RV (I) the Chief Executive Officer of the Company, (II) if requested by Promon, one "Disinterested Director" (as defined in the Articles of Incorporation of RV) nominated by Promon, and (III) two or, if Promon shall not have nominated any Disinterested Director, three Disinterested Directors proposed by Parent and agreed by the Company, and each of such Disinterested Directors shall have agreed to serve in such capacity.

           (f) The shareholders of RV shall have duly adopted the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of RV in the form attached as Exhibit C, and the board of directors of RV shall have duly adopted (I) a

Board Policy in the form of Exhibit B and (II) if any shares of Series A preferred stock of the Company are outstanding, a Certificate of Designation substantially in the form of Exhibit G.

           (g) The Company shall have received an opinion of Baker & McKenzie, counsel to the Company, or other counsel of national reputation, dated on or about the date of the mailing to the Company shareholders of the Proxy Statement, which opinion shall be reconfirmed as of the Effective Time, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that RV, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel may require and rely upon the Representation Letters.

                                   ARTICLE VI

                                   TERMINATION

           VI.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, notwithstanding approval thereof by the shareholders of the
Company:

           (a)     by mutual written consent of the Company and Parent;

           (b)     by Parent or the Company by written notice if:

                   (i) the Closing Date shall not have occurred on or before April 30, 2000 (PROVIDED that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such date); or

                   (ii) there shall be any statute, law, rule or regulation that makes consummation of the transactions contemplated hereby illegal or prohibited or if any court or other Governmental Entity of competent jurisdiction shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, injunction, decree, ruling or other action shall have become final and non-appealable, PROVIDED that the party terminating this Agreement has complied with the provisions of the penultimate sentence of Section 4.3;

           (c)     by the Company by written notice if:

                   (i) the Company shall have entered into or agreed to enter into an Acquisition Agreement, PROVIDED that the Company shall have delivered an Acquisition Agreement Notice in accordance with Section 4.1(c) and paid the Termination Amount and Parent Expenses as provided in
      Section 7.7(b);

                   (ii) the Final Closing under the Netstream Acquisition Agreements shall have failed to occur, or shall be incapable of occurring, prior to April 30, 2000 in either case as a result of a breach of any covenant of Parent or any of its affiliates thereunder; or

                   (iii) a "Material Adverse Effect", as defined in the Netstream Master Agreement, shall have occurred with respect to Netstream.

           (d)     by Parent by written notice if:

                   (i) Any Person, other than Parent, RV, Merger Sub and any other Person that would be included with the Parent in a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, shall have acquired beneficial ownership of 20% or more of the outstanding shares of Company Common Stock;

                   (ii) Since the date hereof, there shall have occurred any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect, PROVIDED that such a notice from Parent with respect to this subparagraph (ii) must be given not later than 15 days after any notice from the Company to Parent that such an event, change, effect or development has occurred, such notice to describe the same in reasonable detail;

                   (iii) The Company shall have entered into an Acquisition Agreement or the Board of Directors of the Company shall have (A) withdrawn, modified or failed to maintain its recommendation to the shareholders of the Company to approve the Merger in any manner adverse to the ability of Merger Sub and Parent to complete the Merger hereunder, (B) recommended an Acquisition Proposal or received from a financial advisor to the Company of nationally recognized standing a fairness opinion with respect to an Acquisition Proposal that indicates such

           Acquisition Proposal is a Superior Proposal, or (C) authorized the execution of an agreement in principle or a definitive agreement relating to an Acquisition Proposal with a Person other than Parent; or

                   (iv) The Shareholder Approval shall not have been obtained at the Shareholder Meeting (including any postponement or adjournment thereof).

           VI.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 6.1 hereof, this Agreement, except for the provisions of Section 6 and Article VII, shall terminate, without any liability on the part of any party or its directors, officers or shareholders. Nothing herein shall relieve any party to this Agreement from any liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Notwithstanding anything to the contrary in the foregoing, no party hereto shall be entitled to bring any action, suit or claim under this Agreement for damages against any other party hereto unless the amount of such damages exceeds $500,000 (provided that, if the damages of the claiming party are found to have, or are agreed as having, exceeded such amount on a cumulative basis, the full amount of such damages will be recoverable).

                                   ARTICLE VII

                               GENERAL PROVISIONS

           VII.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement shall survive the Effective Time.

           VII.2. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of the Company and Parent at any time before or after approval of the Merger by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders owning a majority of the outstanding shares of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

           VII.3. EXTENSION; WAIVER. At any time prior to the Closing Date, either party, may (I) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (II) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (III) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           VII.4. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Parent, RV or Merger Sub:           If to the Company:

  AT&T Corp.                                FirstCom Corporation
  295 North Maple Avenue                    220 Alhambra Circle, Suite 910
  Basking Ridge, NJ  07920                  Coral Gables, FL  33134
  Telephone: (908) 221-4057                 Telephone: (305) 448-1422
  Facsimile: (908) 221-4408                 Facsimile: (305) 448-2636
  Attention: Gary A. Swenson                Attention: General Counsel
             General Attorney

  With a copy (which copy shall not         With a copy (which copy shall
  constitute notice) to:                    not constitute notice) to:

  Debevoise & Plimpton                      Baker & McKenzie
  875 Third Avenue                          1200 Brickell Avenue
  New York, New York  10022                 Miami, FL  33131
  Telephone:  (212) 909-6000                Telephone:  (305) 789-8985
  Facsimile:  (212) 909-6836                Facsimile:  (305) 789-8953
  Attention:  Paul H. Wilson, Jr.           Attention:  Andrew Hulsh
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

           VII.5. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, HOWEVER, that Parent may assign its rights hereunder to an affiliate but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

           VII.6. ENTIRE AGREEMENT. This Agreement, the Disclosure Letter, the Ancillary Agreements and any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

           VII.7. FEES AND EXPENSES. (a) Except as expressly provided otherwise herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses PROVIDED that any such costs and expenses incurred by RV or Merger Sub shall be paid, or shall be reimbursed to RV or Merger Sub, as the case may be, by Parent.

           (b) If this Agreement is terminated pursuant to Section 6.1(c)(i) or any of clauses (i) and (iii) of Section 6.1(d), the Company shall pay to Parent as promptly as practicable in same-day funds an aggregate amount equal to the sum of (I) $10,000,000 (the "TERMINATION AMOUNT") and (II) the out-of-pocket expenses of Parent and its affiliates incurred in connection with or arising out of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including, without limitation, amounts paid or payable to investment bankers (if any), information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred) (the "PARENT

EXPENSES"), PROVIDED that the maximum amount of Parent Expenses payable shall be $1,000,000.

           (c) If this Agreement is terminated pursuant to Section 6.1(c)(ii), Parent shall pay to the Company the out-of-pocket expenses of the Company and its affiliates incurred in connection with or arising out of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including, without limitation, any amounts paid or payable to investment bankers, information agents, lending banks, fees and expenses of counsel, accountants and consultants and printing and mailing expenses, regardless of when such expenses are incurred) (the "COMPANY EXPENSES,") PROVIDED that the maximum amount of Company Expenses payable shall be $1,000,000.

           (d) If the Company fails to pay promptly any amounts owing pursuant to Section 7.7(b) when due, the Company shall in addition thereto pay to Parent, or if Parent fails to pay promptly any amounts owing pursuant to Section 7.7(c) when due, Parent shall in addition thereto pay to the Company, in each case, all costs and expenses (including, pursuant to Section 7.7(b), fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent or the Company, as the case may be, at the prime rate of The Chase Manhattan Bank as in effect from time to time during such period.

           VII.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "NEW YORK COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

           VII.9. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

           VII.10. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "SUBSIDIARY," "AFFILIATE" and "ASSOCIATE" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act. For purposes of this Agreement, one party shall be considered "wholly owned" by another party if all of the shares of its outstanding capital stock, other than directors' qualifying shares, are beneficially owned by such other party.

           VII.11. INVESTIGATIONS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

           VII.12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

           VII.13. ENFORCEMENT OF AGREEMENT. (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

           (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

           VII.14. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

           IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                      AT&T CORP.

                                      By: /s/ JOHN A. HAIGH
                                         ---------------------------------------
                                      Name: John A. Haigh
                                      Title: Vice President

                                      KIRI INC.

                                      By: /s/ ALFREDO DIBLASIO
                                         ---------------------------------------
                                      Name: Alfredo DiBlasio
                                      Title: President

                                      FRANTIS, INC.

                                      By: /s/ ALFREDO DIBLASIO
                                         ---------------------------------------
                                      Name: Alfredo DiBlasio
                                      Title: President

                                      FIRSTCOM CORPORATION

                                      By: /s/ PATRICIO E. NORTHLAND
                                         ---------------------------------------
                                      Name: Patricio E. Northland
                                      Title: Chairman, President and
                                             Chief Executive Officer

                                   SCHEDULE A

                                   DEFINITIONS

           1. DEFINED TERMS. The following capitalized terms, when used in this Agreement, shall have the following respective meanings:

           "ACQUISITION PROPOSAL" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company or any of its Subsidiaries or any shares of any class of outstanding equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, joint venture, management or operating agreement, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

           "ANCILLARY AGREEMENTS" means the Voting Agreement, the RV Agreement (in the form of Exhibit E), the Brand License, the Employment Agreements and the Credit Facility Agreement between Parent and RV (based on the terms set forth in Exhibit F).

           "BRAND LICENSE" means the Service Mark License Agreement between Parent and RV, in the form of Exhibit D).

           "COPYRIGHTS" shall mean all material copyrights, whether registered or unregistered, owned by, assigned to or subject to assignment to the Company or any of its Subsidiaries anywhere in the world.

           "DISCLOSURE LETTER" means the letter dated as of the date hereof delivered by the Company to Parent and identified as such and initialed by the parties to this Agreement.

           "ENVIRONMENTAL LAWS" means laws relating to the protection of human health or the environment

           "ERISA AFFILIATE" means any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including Company or any one of its Subsidiaries.

           "EXECUTIVE AGREEMENT" means the Employment Agreement dated as of November 1, 1999, between RV FirstCom and Patricio E. Northland, including the exhibits thereto.

           "INCOME TAX" means any Tax computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax (including all interest and penalties thereon and additions thereto).

           "INCOME TAX RETURN" means any return, report, declaration, form, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           "INTELLECTUAL PROPERTY" means the United States and foreign trademarks, service marks, trade names, trade dress, domain names, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, technical data, copyrightable works, engineering notebooks, confidential information, Software, firmware, Internet Web sites, mask works and other semiconductor chip rights and applications, registrations and renewals thereof, and all similar intellectual property rights (including moral rights), all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

           "JAMTIS GROUP" means, collectively, Jamtis, Inc., Jamtis LLC, Atlantis Holdings do Brasil Ltda. and Atlantis do Brasil Ltda..

           "MARKS" shall mean all registrations for trademarks, service marks and domain names and all pending applications for such registrations owned by, assigned to or subject to assignment to the Company or any of its Subsidiaries anywhere in the world and all material unregistered trademarks, trade names, service makers, brand names, and business names.

           "NETSTREAM MASTER AGREEMENT" means the Master Agreement, dated as of August 20, 1999, between Jamtis and the individuals listed on Schedule 4.8(b) attached thereto.

           "PATENTS" shall mean all patents and patent applications owned by, assigned to or subject to assignment to the Company or any of its Subsidiaries anywhere in the world.

           "PERMITTED ENCUMBRANCES" means (A) Encumbrances reserved against or reflected in the Company Reports, to the extent reserved or reflected or described in the notes to any balance sheet set forth therein, (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, (C) those Encumbrances set forth in Section 3.1(r) of the Disclosure Schedule and (D) those Encumbrances that, individually and in the aggregate with all other Permitted Encumbrances, do not and will not materially interfere with the use of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect.

           "RV DISCLOSURE LETTER" means the letter dated as of the date hereof delivered by RV to the Company and identified as such and initialed by the parties to this Agreement.

           "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 50% or more of the voting power of the common stock of, or all or substantially all the assets of, the Company and its Subsidiaries and otherwise on terms which the Board of Directors determines in good faith (after receiving the advice of a financial advisor of nationally recognized standing (which advice shall be disclosed in reasonable detail to Parent)) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent necessary with respect to such proposal, is then committed or which, in the good faith judgment of the Board of Directors, is reasonably capable of being obtained by such third party.

           "TAX" means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

           "TAX RETURN" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

           "YEAR 2000 COMPLIANT" means that software, hardware and equipment (X) correctly perform date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (y) operate or are expected to operate on a basis comparable to their current operation during and after calendar year 2000 A.D., including but not limited to leap years; and (Z) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references different centuries or more than one century.

           2. OTHER DEFINED TERMS. The following capitalized terms, when used in this Agreement without definition, shall have the meanings set forth in the Sections of this Agreement indicated below:

               DEFINED TERM                               SECTION REFERENCE

"1999 Proxy"                                                Section 3.1(u)
"Acquiror Material Adverse Effect"                          Section 3.2(a)
"Acquisition Agreement"                                     Section 4.1(b)
"Acquisition Agreement Notice"                              Section 4.1(c)
"affiliate"                                                 Section 7.10
"Affiliate Transactions"                                    Section 3.1(u)
"Agreement"                                                 First Paragraph
"Assets"                                                    Section 3.1(r)
"associate"                                                 Section 7.10
"Assumed Award"                                             Section 2.3(a)
"Certificate of Merger"                                     Section 1.3
"Certificates"                                              Section 2.2(b)
"Closing"                                                   Section 1.2
"Closing Date"                                              Section 1.2
"Code"                                                      Recitals
"Company"                                                   First Paragraph
"Company Benefit Plans"                                     Section 3.1(l)

              DEFINED TERM                               SECTION REFERENCE

"Company Common Stock"                                      Section 2.1(a)
"Company Expenses"                                          Section 7.7(c)
"Company Property"                                          Section 3.1(p)
"Company Reports"                                           Section 3.1(g)
"Company Rights"                                            Section 3.1(d)
"Company Shareholder Approval"                              Section 3.1(h)
"Company Stock Option"                                      Section 2.3(a)
"Company Stock Plans"                                       Section 3.1(d)
"Consents"                                                  Section 4.3
"Consent Solicitation Statement"                            Section 4.10
"Contract" or "Contracts"                                   Section 3.1(f)
"Current Policies"                                          Section 4.7
"Effective Time"                                            Section 1.3
"Employment Agreements"                                     Section 3.1(l)
"Encumbrances"                                              Section 3.1(e)
"ERISA"                                                     Section 3.1(l)
"excess parachute payment"                                  Section 3.1(l)
"Excess Shares Trust"                                       Section 2.2(e)
"Exchange Act"                                              Section 3.1(f)
"Exchange Agent"                                            Section 2.2(a)
"Exchange Fund"                                             Section 2.2(a)
"Fairness Opinion"                                          Section 3.1(v)
"Foreign Antitrust Laws"                                    Section 3.1(f)
"Governmental Entity"                                       Section 3.1(c)
"HSR Act"                                                   Section 3.1(f)
"Interim RV Options"                                        Section 4.13(c)
"Jamtis"                                                    Recitals
"Laws"                                                      Section 3.1(c)
"Litigation"                                                Section 3.1(i)
"Material Adverse Effect"                                   Section 3.1(a)

               DEFINED TERM                               SECTION REFERENCE

"Material Contracts"                                        Section 3.1(q)
"Material Delaying Effect"                                  Section 3.1(f)
"Merger"                                                    Recitals
"Merger Sub"                                                First Paragraph
"Netstream Acquisition Agreements"                          Recitals
"Netstream Shares"                                          Recitals
"New York Courts"                                           Section 7.8
"Notes"                                                     Section 4.10
"Option" or "Options"                                       Section 3.1(d)
"Other Antitrust Consents"                                  Section 4.3
"Other Antitrust Filings"                                   Section 4.3
"Other Antitrust Filings and Consents"                      Section 5.3
"Parent"                                                    First Paragraph
"Parent Expenses"                                           Section 7.7(b)
"Permits"                                                   Section 3.1(o)
"Person"                                                    Section 3.1(e)
"Preferred Stock"                                           Section 2.1(b)
"Proxy Statement"                                           Section 4.8(b)
"Registration Statement"                                    Section 4.8(b)
"Regulatory Filings"                                        Section 3.1(f)
"Representation Letters"                                    Section 4.9(b)
"Requisite Majority"                                        Section 4.10
"Requisite Regulatory Approvals"                            Section 5.1(e)
"Rights Agreement"                                          Section 3.1(d)
"RV"                                                        First paragraph
"RV Class A Common Stock"                                   Section 2.1(a)
"RV Class B Common Stock"                                   Section 2.1(b)
"RV Preferred Stock"                                        Section 2.1(b)
"SEC"                                                       Section 3.1(g)
"Securities Act"                                            Section 3.1(g)

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                                      vii

               DEFINED TERM                               SECTION REFERENCE

"Shareholder Meeting"                                       Section 4.8(a)
"Subsidiary"                                                Section 7.10
"Surviving Corporation"                                     Section 1.1
"TBCA"                                                      Section 3.1(w)
"Termination Amount"                                        Section 7.7(b)
"Voting Agreement"                                          Recitals
"Warrants"                                                  Section 3.1(d)